Exhibit 2.1

STOCK EXCHANGE AGREEMENT

THIS STOCK EXCHANGE AGREEMENT (this “Agreement”) is made as of the 14th day of November 2023, by and among REVIUM RECOVERY, INC., a Delaware corporation (“RVRC” or the “Company”),LipoVation, Ltd., a company organized under the laws of the State of Israel (“LipoVation”) and the undersigned security holders of LipoVation as listed in Exhibit A hereto (the “LipoVation Shareholders”). For purposes of this Agreement the Company, LipoVation, and the LipoVation Shareholders are sometimes collectively referred to as the “Parties” and individually as a “Party.”

WHEREAS, the Company is a publicly traded company quoted on OTC Pink marketplace of OTC Markets, Inc (“OTC”);

WHEREAS, the LipoVation Shareholders collectively own, and will own immediately prior to Closing (as defined below) 141,384 ordinary shares of LipoVation nominal value NIS 0.01 per share (the “LipoVation Shares”) , representing all of the issued and outstanding equity securities of LipoVation on a fully-diluted basis;

WHEREAS, The Company, along with the shareholders of LipoVation have agreed to carry out a transaction. In this transaction, the LipoVation Shareholders will transfer all of their shares in LipoVation, as well as any rights they have related to those shares, to the Company. In return, the Company will issue new shares of its own common stock to the LipoVation Shareholders. These new shares will have a nominal value of $0.001 each and will amount to approximately 40% of the Company’s total issued and outstanding shares after the transaction is complete (the “Exchange Shares”). This share issuance will happen at the Closing. As a result of this exchange, LipoVation will become a fully-owned subsidiary of the Company. All of these actions are based on the terms and conditions outlined in the agreement (the “Share Exchange”).

WHEREAS, it is the intention of the parties that: (i) the Share Exchange shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) the Share Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement (the “Securities Act”);

WHAREAS, it is understood, acknowledged, and agreed by the Parties that certain individuals involved in the contemplated transaction may possess personal interests as defined in the Israeli Companies Law 5759-1999, either directly or indirectly;

WHEREAS, in order to ensure fairness, transparency, and to avoid conflicts of interest, the Parties have agreed that such individuals will abstain from influencing, affecting, or otherwise interfering with the execution and outcome of the proposed transaction;

WHEREAS, the board of directors of the Company, the board of directors of LipoVation, and the LipoVation Shareholders, respectively, have approved this Agreement and each of them has determined that this Agreement, the Share Exchange and the other transactions contemplated hereby are advisable and in the respective best interests of each of the Company and the LipoVation and their respective stockholders ;

WHEREAS, the Parities agree that the foregoing Recitals are true and correct and are hereby incorporated into this Agreement by this reference; and,

NOW, THEREFORE, in consideration of the foregoing and the following mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the receipt and sufficiency of which the Parties hereto hereby acknowledge, the Parties agree as follows:

ARTICLE I
SHARE EXCHANGE

Section 1.1 Share Exchange. Subject to the terms and conditions of the Tax Ruling (as defined below) and subject to the terms and conditions of this Agreement, the Israeli Companies Law 1999 and the Articles of Association of LipoVation, the consummation of the Share Exchange pursuant to this Section 1.1 (the “Closing”) shall take place remotely via the exchange of documents and signatures and shall occur as soon as practicable at such time and place as the Company and LipoVation shall designate (the “Closing Date”), subject to the fulfillment or waiver of the conditions to the obligations of the Parties set forth in this Agreement (other than conditions that by their nature are to be satisfied at the Closing, and subject to the satisfaction or waiver of such conditions).

Upon the consummation of the Closing (the “Effective Time”), by virtue of the Share Exchange, the LipoVation Shareholders shall assign, transfer, convey and deliver the LipoVation Shares to the Company in exchange for the Exchange Shares, so that each of the LipoVation Shareholders shall be issued a pro rata portion of the Exchange Shares based upon the total number of LipoVation Shares held by each LipoVation Shareholders in the amounts set forth in Exhibit A attached hereto.

At the Effective Time, by virtue of the Share Exchange, all of LipoVation Shareholders’ rights in the LipoVation Shares shall terminate and title, ownership and all other rights in the LipoVation Shares shall vest in the Company. For the avoidance of any doubt, immediately upon and subject to the Share Exchange, any and all powers of attorney in respect of LipoVation Shares held by the LipoVation Shareholders immediately prior to the Closing shall automatically terminate and expire and shall be of no further force and effect, without the need for any further action by LipoVation or the LipoVation Shareholders.

Upon issuance, the Exchange Shares will be validly issued, fully paid and nonassessable and not subject to any pre-emptive or similar rights, and, subject to the Tax Ruling, the LipoVation Shareholders shall have acquired the sole legal and beneficial ownership of the Exchange Shares free and clear of all Encumbrances placed by the Company.

From and after the Effective Time, LipoVation will continue to conduct its business as a wholly- owned subsidiary of the Company; the organizational documents of LipoVation shall continue as organizational documents of LipoVation, and the directors and the executive officers of LipoVation immediately prior to the Effective Time shall continue to serve as the directors and the executive officers of LipoVation until their successors are duly appointed or elected.

Section 1.3 No Fractional Shares. Notwithstanding any other provision of this Agreement, no certificate for fractional shares of the Exchange Shares will be issued in the Share Exchange. In lieu of any such fractional shares an LipoVation Shareholder would otherwise be entitled to receive upon exchange of the LipoVation Shares pursuant to this Agreement, such LipoVation Shareholder will be entitled to have such fractional number rounded up to the nearest whole number of the Exchange Shares to which it is entitled.

Section 1.4 Restriction on Shares Transferred or Issued Pursuant to this Agreement. The Parties intend that the Exchange Shares to be issued pursuant to Section 1.1(b) hereof, in each case in connection with the Exchange, will be issued in a transaction exempt from registration under the Securities Act, by reason of Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated by the SEC thereunder (“Regulation D”) and/or Regulation S under the Securities Act, all recipients of such Exchange Shares, shall be “accredited investors” as such term is defined under Regulation D and/or “non-US Persons” as such term is defined under Regulation S. The LipoVation Shareholders acknowledge that the Exchange Shares, when issued pursuant to the terms and conditions set forth in this Agreement will be “restricted securities” under the Securities Act and as a result may not be sold, transferred or otherwise disposed, except pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to the registration requirements of the Securities Act and in each case only in accordance with all applicable securities laws. All certificates representing the Exchange Shares, or if the Exchange Shares are issued in electronic non-certificated form, the Exchange Shares, will have the following legend placed thereon, reflecting the fact that the Exchange Shares will be issued to the LipoVation Shareholderspursuant to applicable exemptions from the registration requirements of the Securities Act:

(a)	for LipoVation Shareholders who are not United States Persons under the Securities Act

“THE SECURITIES REPRESENTED HEREBY HAVE BEEN OFFERED IN AN OFFSHORE TRANSACTION TO A PERSON WHO IS NOT A U.S. PERSON (AS DEFINED HEREIN) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”). NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT. “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.”

(b)	for LipoVation Shareholders who are United States Persons under the Securities Act

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) AN EXEMPTION FROM SUCH REGISTRATION EXISTS AND THE COMPANY RECEIVES AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS OR (3) SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.”

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to LipoVation and LipoVation Shareholders that the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date, except as modified or expanded by the disclosure schedules of the Company attached to this Agreement (the “Company Disclosure Letter”), arranged in sections corresponding to the paragraphs in this Section, unless and to the extent that it is reasonably apparent from a reading of the disclosures that it also applies to such other paragraphs.

Section 2.1 Organization and Good Standing. The Company is duly incorporated, organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease its properties and to carry on its business as now being conducted and as presently proposed to be conducted. The Company is duly qualified or licensed to do business and is in good standing in each of the jurisdictions in which it owns property, leases property, does business, or is otherwise active in a way that makes such qualification or licensing necessary, and where the failure to be so qualified or licensed would have a Material Adverse Effect on its businesses, operations, or financial condition or be material to the Company’s ability to consummate the transactions contemplated hereby or to perform its obligations under this Agreement. The Company has made available to LipoVation complete and correct copies of the Companies Organizational Documents, each in full force and effect as of immediately prior to the execution and delivery of this Agreement. The Company is not in violation of any of its respective Organizational Documents.

Section 2.2 Authority; Execution and Delivery. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement has been, and the consummation of the transactions contemplated hereby, has been duly and validly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company. This Agreement constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or equity).

Section 2.3 No Conflict; Consents

(a) The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, will not conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under (i) any provision of the Company Organic Documents currently in effect; (ii) any of the terms, conditions or provisions of any Contract, to which the Company is a party or by which any of its properties or assets are bound; or (iii) any Law applicable to the Company or any of its properties or assets, other than, in the cases of clauses (ii) and (iii) above, where any such violations, breaches, defaults, or rights of termination or cancellation of obligations would not prevent or materially impair or delay the Company’s ability to consummate the transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, will not require any consent, waiver, approval, authorization or other Permit of, or filing or registration with or notification to, any other person or Governmental Authority, except for such consents, waivers, approvals, authorizations, Permits, filings, registrations or notifications, if any, which, if not made or obtained by the Company, would not prevent or materially impair or delay the Company’s ability to consummate the transactions contemplated hereby or to perform its obligations under this Agreement.

Section 2.4 Litigation. There is no action, suit, Proceeding or investigation (“Action”) pending or, to the Knowledge of the Company, currently threatened against the Company or any of its director or officer in such capacity, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against or relating to the Company. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

Section 2.5 Capitalization of the Company.

(a) The authorized capital stock of the Company consists of: (i) 250,000,000 shares of Common Stock; and (ii) 100,000,000 shares of preferred stock (the “RVRC Preferred Stock” and together with the Common Stock, the “RVRC Capital Stock”)), par value $0.001. The issued and outstanding shares of RVRC Capital Stock and immediately prior to the Closing, and shares reserved for issuance, are set forth on Schedule 2.5 (i) of the Company Disclosure Letter.

(b) As of the Closing Date, except as set forth in Schedule 2.5 (ii) of the Company Disclosure Letter attached hereto, there are no outstanding (i) options, subscriptions, warrants or other rights (contingent or otherwise) to purchase or otherwise acquire any RVRC Capital Stock; or (ii) debt securities or instruments convertible into or exchangeable for RVRC Capital Stock or (iii) commitment of any kind for the issuance of additional shares or options, warrants or other securities of the Company.

(c) Except as set forth in Schedule 2.5 (iii) of the Company Disclosure Letter, there are no registrations rights, and there is no voting trust, proxy, rights plan, agreement to repurchase or redeem, anti- takeover plan or other agreements or understandings to which the Copmany is a party or by which the Company is bound with respect to any equity security of the Company.

Section 2.6 Valid Issuance of the Exchange Shares. Upon the consummation of the Share Exchange, the Exchange Shares to be issued to the LipoVation Shareholders in accordance with this Agreement and the Tax Ruling will be duly authorized, validly issued, fully paid and non-assessable, free and clear from all taxes, liens, claims and Encumbrances (except for applicable securities laws), and will not be subject to any preemptive rights or similar rights and will be duly registered in the names of the LipoVation Shareholders with the Company’s transfer agent, subject to the Tax Ruling, in the amounts set forth in Exhibit A. The Exchange Shares will entitle their holders to the same rights and obligations as all other shares of the Common Stock.

Section 2.7 Financial Statements. The Company’s unaudited financial statements (including balance sheet and profit and loss report) for the period ended on June 30, 2023 and audited financial statements for the period ending December 31, 2022 and 2021 (collectively, the “RVRC Financial Statements”) have been prepared in accordance with generally accepted accounting principles applicable in the United States of America (“U.S. GAAP”) applied on a consistent basis, except that those Financial Statements that are not audited do not contain all footnotes required by U.S. GAAP. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. The Company is not a guarantor or indemnitor of any indebtedness of any other person, entity or organization. The Company maintains a standard system of accounting established and administered in accordance with U.S. GAAP.

Section 2.8 Books, Financial Records and Internal Controls. All the accounts, books, registers, ledgers, board minutes and financial and other records of whatsoever kind of the Company have been fully, properly and accurately kept and completed; there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of the Company. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

Section 2.9 SEC and OTC Filings. The Company is not currently subject to reporting requirements under the Securities Exchange Act of 1934, as amended (the “1934 Act”). The shares the Company’s Common Stock are currently eligible for quotation on the OTC under the symbol “RVRC” with “Pink Current Information” affixed next to its symbol. There is no action or proceeding pending or, to the Company’s Knowledge, threatened against the Company by the OTC or the Financial Industry Regulation Authority (“FINRA”) with respect to any intention by such entities to prohibit or terminate such quotation. All of the OTC Documents were (i) filed in a timely manner, (ii) were prepared in accordance and complied in all material respects with the requirements of the OTC and (iii), and , at the time they were filed with the OTC, none of the OTC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 2.10 Directors and Officers. The duly elected or appointed directors and the duly appointed officers of the Company immediately prior to the Closing are disclosed in the OTC Documents, or if any changes has occurred since the last OTC Documents posted with OTC, on the Company Disclosure Letter.

Section 2.11 No Subsidiaries. Except as listed on Schedule 2.11 or disclosed in the OTC Documents, the Company has no subsidiaries, or agreements of any nature to acquire any subsidiary or to acquire or lease any other business or operations and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

Section 2.12 Absence of Undisclosed Liabilities. Except as disclosed in the OTC Documents or in Schedule 2.12 of the Company Disclosure Letter: (i) the Company has not declared or made any dividend or distribution of cash or property to its shareholders, purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, or issued any equity securities other than with respect to transactions contemplated hereby; (ii) the Company has not made any loan, advance or capital contribution to or investment in any person or entity; and (iii) the Company has not discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business.

Section 2.13 Tax Matters.

(a) To the Knowledge of the Company, the Company has filed all tax returns in connection with any Taxes which are required to be filed on or prior to the date hereof, taking into account any extensions of the filing deadlines which have been validly granted to the Company, and all such returns are, to the Company’s knowledge, true and correct in all material respect;

(b) To the Company’s Knowledge, no Taxes are due as of the date hereof, except for any Taxes the non-payment of which will not have a Material Adverse Effect; and

(c) To the Company’s Knowledge, the Company is not presently under and has not received notice of, any contemplated investigation or audit by regulatory or governmental agency of body or any foreign or state taxing authority concerning any fiscal year or period ended prior to the date hereof;

Section 2.14 Real Property. The Company does not own any real property, and is not a party to any leases, subleases, claims or other real property interests.

Section 2.15. Foreign Corrupt Practices. The Company has not engaged in any activity, practice or conduct which would constitute an offence under the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 and rules and regulations thereunder, and no action, investigation, inquiry, charge, claim, demand or notice has been filed or commenced against it alleging any failure to comply.

Section 2.16. Broker Fees. Other than as set forth under Section 2.17 of the Company Disclosure Letter, the Company has not incurred any independent obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the transactions contemplated by this Agreement.

Section 2.17 Disclosure. This Agreement and any certificates attached hereto or delivered in accordance with the terms hereof by or on behalf of the Company in connection with the transactions contemplated by this Agreement, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and/or therein not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF LIPOVATION

LipoVation represents and warrants to the Company that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date, except as modified by the disclosure schedules of LipoVation attached to this Agreement (the “LipoVation Disclosure Letter”) or section 6.2.1(i) in respect of Section 3.10, arranged in sections corresponding to the paragraphs in this Section unless and to the extent that it is reasonably apparent from a reading of the disclosures that it also applies to such other paragraphs.

Section 3.1 Organization. LipoVation is a corporation duly formed under the law of the State of Israel, and has all requisite corporate power and authority to own its properties and assets, to conduct its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its activities makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect on its activities, business, operations, properties, assets, condition or results of operation or be material to LipoVation’s ability to consummate the transactions contemplated hereby or to perform its obligations under this Agreement.

Section 3.2 Authority; Execution and Delivery. LipoVation has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution and delivery by LipoVation of this Agreement has been, and the consummation of the transactions contemplated hereby, has been duly and validly authorized by all requisite corporate action on the part of LipoVation. This Agreement has been duly and validly executed and delivered by LipoVation. This Agreement constitutes a valid and binding obligation of LipoVation enforceable against it in accordance with its terms, in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or equity).

Section 3.3 No Conflict; Consents

(a) The execution, delivery and performance of this Agreement by LipoVation, and the consummation by LipoVation of the transactions contemplated hereby, will not conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under (i) any provision of the Articles of Association of LipoVation as currently in effect; (ii) any of the terms, conditions or provisions of any Material Contract, to which LipoVation is a party or by which any of its properties or assets are bound; or (iii) assuming that all consents, waivers, approvals, authorizations and other Permits have been obtained and all filings, registrations and notifications have been made any Law applicable to LipoVation or any of its properties or assets, other than, in the cases of clauses (ii) and (iii) above, where any such violations, breaches, defaults, or rights of termination or cancellation of obligations would not prevent or materially impair or delay LipoVation’s ability to consummate the transactions contemplated hereby.

(b) The lawful execution, delivery and performance of this Agreement by LipoVation, and the consummation by LipoVation of the transactions contemplated hereby, will not require any consent, waiver, approval, authorization or other Permit of, or filing or registration with or notification to, any other person or Governmental Authority, except for such consents, waivers, approvals, authorizations, Permits, filings, registrations or notifications, if any, which, if not made or obtained, would not prevent or materially impair or delay LipoVation’s ability to consummate the transactions contemplated hereby or to perform its obligations under this Agreement.

Section 3.4 Litigation. There is no Action pending or, to the Knowledge of LipoVation, currently threatened against LipoVation or any director or officer of LipoVation in such capacity, that may affect the validity of this Agreement or the right of LipoVation to enter into this Agreement or to consummate the transactions contemplated hereby or thereby. There is no Action pending or, to the Knowledge of LipoVation, currently threatened against LipoVation or any director or officer of LipoVation in such capacity, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against or relating to LipoVation. LipoVation is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

Section 3.5 Capitalization of LipoVation.

(a) The registered share capital of LipoVation is 500,000 New Israeli Shekels, divided into 5,000,000 Ordinary Shares, of which 141,384 are issued and outstanding (assuming the exercise of all issued and outstanding convertible securities).

(b) All of the issued and outstanding shares of Ordinary Shares of LipoVation are duly authorized, validly issued, fully paid and non-assessable, will have been issued in compliance with all applicable securities laws and corporate laws of Israel and will have been issued free of pre-emptive rights of any security holder.

(c) Except as specifically specified in Schedule 3.5 (c ) in the LipoVation Disclosure Letter, there are no outstanding (i) options, subscriptions, warrants, or other rights to purchase or otherwise acquire from LipoVation any share capital of LipoVation, (ii) debt securities or instruments convertible into or exchangeable for shares of LipoVation or (iii) commitments of any kind for the issuance of additional shares of LipoVation or options, warrants or other securities of LipoVation.

Section 3.6 LipoVation Shareholders. LipoVation has provided to the Company a true and complete list of the holders of all issued and outstanding shares of LipoVation held by LipoVation Shareholders immediately prior to the Closing.

Section 3.7 Directors and Officers of LipoVation. The duly elected or appointed directors and the duly appointed officers of LipoVation immediately prior to the Closing are as set out in Schedule 3.7 to the LipoVation Disclosure Letter.

Section 3.8 Financial Statements. LipoVation has kept all books and records since inception and since the financial year 2018, such financial statements have been prepared in accordance with U.S. GAAP consistently applied throughout the periods involved. The balance sheets are true and accurate and present fairly as of their respective dates the financial condition of LipoVation. As of the date of such balance sheets except as and to the extent reflected or reserved against therein, including but not limited to any previous tax liability, to its Knowledge LipoVation had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with U.S. GAAP, and all assets reflected therein are properly reported and present fairly the value of the assets of LipoVation, in accordance with U.S. GAAP. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by U.S. GAAP.

The books and records, financial and otherwise, of LipoVation are, in all material aspects, complete and correct and have been maintained in accordance with good business and accounting practices.

Section 3.9 Financial Representations.

(a) The audited financial statements of LipoVation for the years ended December 31, 2023 and 2022 (the “LipoVation Financial Statements”) will be prepared in accordance with the books and records of LipoVation, and will present fairly the financial condition of LipoVation as of the date indicated and the results of operations for such period, have been prepared in accordance with U.S. GAAP and the audit and review have been prepared by Ziv Haft, an affiliate of BDO Israel which is registered with the United States Public Company Accounting Oversight Board.

(b) LipoVation shall deliver at the Closing audited financial statements for the years ended Decembre 31, 2023 and 2022 and reviewed financial statement for any completed completed prior to the Closing Date.

(c) LipoVation has not received any advice or notification from its independent certified public accountants that LipoVation has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the LipoVation Financial Statements, LipoVation First Quarter Financial Statements or the books and records of LipoVation, any properties, assets, Liabilities, revenues, or expenses. The books, records, and accounts of LipoVation accurately and fairly reflect, in reasonable detail, the assets, and Liabilities of LipoVation. LipoVation has not engaged in any transaction, maintained any bank account, or used any funds of LipoVation, except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of LipoVation.

Section 3.10 [RESERVED]

Section 3.11 Tax Matters.

(a) LipoVation has timely filed all tax returns in connection with any Taxes which are required to be filed on or prior to the date hereof, taking into account any extensions of the filing deadlines which have been validly granted to LipoVation or its subsidiaries, and all such returns are true and correct in all material respect;

(a) LipoVation has paid all Taxes that have become or are due with respect to any period ended on or prior to the date hereof, and has established an adequate reserve therefore on its balance sheets for those Taxes not yet due and payable, except for any Taxes the non-payment of which will not have a Material Adverse Effect;

(b) LipoVation is not to its Knowledge presently under and has not received notice of, any contemplated investigation or audit by regulatory or governmental agency of body or any foreign or state taxing authority concerning any fiscal year or period ended prior to the date hereof; and

(d) all Taxes required to be withheld on or prior to the date hereof from employees for income Taxes, social security Taxes, unemployment Taxes and other similar withholding Taxes have been properly withheld and, if required on or prior to the date hereof, have been deposited with the appropriate governmental agency.

(e) the LipoVation Financial Statements contain full provision for all Taxes including any deferred Taxes that may be assessed to LipoVation or its subsidiaries for the accounting period ended on the LipoVation Accounting Date or for any prior period in respect of any transaction, event or omission occurring, or any profit earned, on or prior to s or for any profit earned by LipoVation on or prior to the LipoVation Accounting Date for which LipoVation is accountable up to such date and all contingent Liabilities for Taxes have been provided for or disclosed in the LipoVation Financial Statements.

Section 3.12 Subsidiaries. LipoVation does not have any subsidiaries or agreements of any nature to acquire any subsidiary or to acquire or lease any other business operations.

Section 3.13 Reserved

Section 3.14 Reserved

Section 3.15 Personal Property. LipoVation possesses, and has good and marketable title of all property necessary for the continued operation of the business of LipoVation as presently conducted and as represented to the Company. All material equipment, furniture, fixtures and other tangible personal property and assets owned by LipoVation is owned by LipoVation free and clear of all liens, security interests, charges, encumbrances, and other adverse claims.

Section 3.16 Intellectual Property Assets. LipoVation owns or holds an interest (including by way of a licence) in all intellectual property assets necessary for the operation of the business of LipoVation as it is currently conducted (collectively, the “Intellectual Property Assets”), including:

(a) all functional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively the “Marks”);

(b) all patents, patent applications, and inventions, methods, processes and discoveries that may be patentable (collectively the “Patents”);

(c) all copyrights in both published works and unpublished works (collectively, the “Copyrights”);

and

(d) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blueprints owned, used, or licensed by LipoVation as licensee (collectively, the “Trade Secrets”).

Section 3.17 LipoVation Intellectual Property. A full list of all registered LipoVation Intellectual Property Assets is included on Schedule 3.17 of this Agreement.

Section 3.18 Material Contracts. Schedule 3.18 attached hereto lists each Material Contract to which LipoVation is a party. Each Material Contract is in full force and effect, and there exists no material breach or violation of or default by LipoVation or any of its subsidiaries under any Material Contract, or any event that with notice or the lapse of time, or both, will create a material breach or violation thereof or default under any Material by LipoVation. The continuation, validity, and effectiveness each Material Contract will in no way be affected by the consummation of the Exchange Transaction or any of the transactions contemplated in this Agreement. There exists no actual or threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Material Contract.

Section 3.19 Consultants. All consultants of LipoVation have been paid all salaries, wages, income and any other sum due and owing to them by LipoVation, as at the end of the most recent completed pay period. LipoVation is not aware of any labor conflict with any consultants that might reasonably be expected to have an LipoVation Material Adverse Effect. To the Knowledge of LipoVation, no consultant of LipoVation is in violation of any term of their contract, nondisclosure agreement, non-competition agreement or any other contract or agreement relating to the relationship of such employee with LipoVation.

Section 3.20 Real Property. LipoVation does not own any real property. Each of the leases, subleases, claims or other real property interests (collectively, the “Leases”) to which LipoVation is a party or is bound is legal, valid, binding, enforceable and in full force and effect in all material respects. All rental and other payments required to be paid by LipoVation pursuant to any such Leases have been duly paid and no event has occurred which, upon the passing of time, the giving of notice, or both, would constitute a breach or default by any party under any of the Leases. The Leases will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing Date. LipoVation has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Leases or the leasehold property pursuant thereto.

Section 3.21 Certain Transactions. LipoVation is not a guarantor or indemnitor of any indebtedness of any third-party, including any person, firm or corporation.

Section 3.22 No Brokers. LipoVation has not incurred any independent obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the Transaction contemplated by this Agreement.

Section 3.23 Foreign Corrupt Practices Act. In connection with its business, LipoVation has not engaged in any activity, practice or conduct which would constitute an offence under the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1, et seq and rules, regulations, thereunder and no action, investigation, inquiry, charge, claim, demand or notice has been filed or commenced against it alleging any failure to comply.

Section 3.24 Completeness of Disclosure. No representation or warranty by LipoVation in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to the Company pursuant hereto contains or will contain any intentionally untrue statement of a material fact or will omit intentionally to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF LIPOVATION SHAREHOLDERS

As an inducement to the Company to enter into this Agreement, each LipoVation Shareholder hereby, severally and not jointly, represents and warrants to the Company as follows.:

Section 4.1 Authority. The LipoVation Shareholder, if a natural person or an entity, has legal capacity, and if an Entity, has all necessary legal and corporate power and authority to execute and deliver this Agreement to which such LipoVation Shareholder is a party, to consummate the transactions contemplated by this Agreement, and to perform such LipoVation Shareholder’s obligations under this Agreement. All action on the LipoVation Shareholder’s part required for the lawful execution and delivery of this Agreement has been taken. When executed and delivered by the LipoVation Shareholder, this Agreement will constitute a legal, valid and binding obligation of such LipoVation Shareholder, enforceable against such LipoVation Shareholder in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

Section 4.2 No Conflict. Neither the execution or delivery by the LipoVation Shareholder of this Agreement nor the consummation or performance by the LipoVation Shareholder of the transactions contemplated hereby or thereby will, directly or indirectly, (a) in the case of an Entity, contravene, conflict with, or result in a violation of any provision of the organizational documents of such LipoVation Shareholder; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which the LipoVation Shareholder is a party or by which the properties or assets of the LipoVation Shareholder is bound; or (c) contravene, conflict with, or result in a violation of, any law or order to which the LipoVation Shareholder, or any of the properties or assets of the LipoVation Shareholder, may be subject.

Section 4.2 Litigation. There is no pending Action against e LipoVation Shareholder that involves the LipoVation Shares held by such LipoVation Shareholder as set forth in Exhibit A hereto or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions related specifically to such LipoVation Shareholders contemplated by this Agreement and, to the Knowledge of the LipoVation Shareholder, no such Action has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Action.

Section 4.4 Ownership of Shares. The LipoVation Shareholder is the record and beneficial owner of its portion of the LipoVation Shares set forth in Exhibit A hereto and shall transfer at the Closing, good and marketable title to such number of LipoVation Shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever, excepting only restrictions on future transfers imposed by applicable law.

Section 4.5 Pre-emptive Rights. The LipoVation Shareholder has no pre-emptive rights or any other rights to acquire any shares of LipoVation that have not been waived or exercised.

Section 4.6 LipoVation Shareholder Bears Economic Risk. The LipoVation Shareholder has knowledge and experience in evaluating and investing in securities in companies similar to the Company so that it is capable of evaluating the merits and risks of the Share Exchange and has the capacity to protect his or her own interests.

Section 4.7 Company Information. The LipoVation Shareholder has had an opportunity to discuss and evaluate the Company’s business, management and financial affairs with directors, officers and management of the Company. Such LipoVation Shareholder has also had the opportunity to ask questions of and receive answers from the the Company and LipoVation regarding the terms and conditions of the transactions contemplated by this Agreement.

ARTICLE V
COVENANTS

Section 5.1 Covenants of LipoVation

(a) Conduct of Business Prior to Closing. Except as contemplated by this Agreement or as otherwise agreed in writing by the Parties, during the period from the date hereof to the Closing, LipoVation will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization. Except as otherwise expressly provided in this Agreement or in the LipoVation Disclosure Letter, as of the date of this Agreement and up to the Closing Date, without the prior written consent of the Company, LipoVation shall not do any of the following:

(i) [Except with respect to the LipoVation Private Placement authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights) for any purpose whatsoever, including a capital raise;

(ii) combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to LipoVation Shareholders in their capacity as such, or redeem or otherwise acquire any of its securities;

(iii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of LipoVation (other than the Share Exchange hereunder);

(iv) except as contemplated in this Agreement, acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions (other than in the ordinary course of business);

(vi) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(v) (A) other than by and through the Share Exchange, acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (B) enter into any contract or agreement other than in the ordinary course of business consistent with past practice; (C) authorize any new capital expenditure or expenditures which, individually is in excess of $5,000 or, in the aggregate, are in excess of $25,000, other than in the ordinary course of business and consistent with past practice;

(vi) make any tax election or settle or compromise any income tax liability material to LipoVation;

(vii) settle or compromise any pending or threatened suit, action or claim which (A) relates to the transactions contemplated hereby or (B) the settlement or compromise of which could have a Material Adverse Effect on LipoVation;

(viii) form any subsidiary, enter into any contract, issue any dividends, hire any employees, etc.; or

(ix) take, or agree in writing or otherwise to take, any action which would make any of the representations or warranties of LipoVation or the LipoVation Shareholder contained in this Agreement untrue or incorrect.

(b) Access to Information. Between the date of the execution of this Agreement and the Closing, in addition to the documents already provided up to the date hereof, LipoVation will provide to the Company and its authorized representatives reasonable access to its facilities and its books and , will permit the Company to make such inspections as the Company may reasonably require and will cause its officers to furnish the Company with such financial and operating data and other information with respect to the business and properties of itself as the Company may from time to time reasonably request.

(c) LipoVation will deliver to the Company audited financial statements for the period ended fiscal year to September 30, 2023, together with related balance sheets, statements of income, cash flows, and changes in shareholder’s equity for such fiscal years and interim period then ended reviewed and accepted by LipoVation auditors (the “Reviewed 2023 Interim Financial Statements”), which have been prepared in accordance with the books and records of LipoVation, present fairly the financial condition of LipoVation as of the date indicated and the results of operations for the periods presented therein and have been prepared in accordance with U.S. GAAP.

(d) No Shop. From the date of the execution of this Agreement through the earlier of (i) the Closing or (ii) the 30th day following the termination of this Agreement by the Company, neither LipoVation nor any of its directors, stockholders, officers, agents, employees or representatives will, directly or indirectly, (i) solicit, initiate or encourage any new inquiries or discussions or proposals for, (ii) continue, propose or enter into negotiations or discussions with respect to, or (iii) enter into any agreement or understanding providing for any transactions involving the subject matter hereof (or any transactions similar thereto) or which could negatively impact the Share Exchange without the prior written consent of the Company.

Section 5.2 Covenants of the Company.

(a) No Changes Prior to Closing. Except as contemplated by this Agreement or as otherwise agreed in writing by the Parties, during the period from the date hereof to the Closing, the Company shall not do any of the following:

(ii) combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to any security holders of RVRC the Company in their capacity as such, or redeem or otherwise acquire any of its securities; and

(iii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Share Exchange hereunder);

Section 5.3 Covenants of Both Parties

(a) Further Actions. Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation of a Form 10 or S-1 registration statement (or such other similar instrument) to be filed with the SEC in connection with this Agreement (the “S-1”), and (iii) executing any additional instruments necessary to consummate the transactions contemplated hereby and to enable LipoVation to carry on its business following the Closing and to permit LipoVation to operate as a wholly owned subsidiary of the Company following the Closing.

(b) Tax Treatment Each of LipoVation and the Company shall use its commercially reasonable efforts to cause the transactions contemplated by this Agreement to qualify either as a transaction described in Section 351 of the Code or as a reorganization within the meaning of Section 351 or Section 368(a) of the Code. Additionally, each of the Ruling Subjects shall take any and all reasonable actions, including executing any documents or certificates of any kind, necessary in order to obtain the tax ruling from the Israeli Tax Authority in respect of the Share Exchange (the “Tax Ruling”) and any and all reasonable actions necessary in order to comply with the terms and conditions of the Tax Ruling, including but not limited to entering into such trust agreement with the Trustee as is required under the Tax Ruling, in form and substance as shall be concluded between LipoVation and the Trustee, prior to and as a condition to the occurrence of the Closing.

(c) Third Party Consents. As soon as practicable following the date hereof, the Company and LipoVation will each use its commercially reasonable efforts to (i) obtain any consents, waivers and approvals under any of its material agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby; (give notice to and obtain consents from all other third parties and Governmental Authorities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement.

(d) Closing. The parties agree that the Closing shall take place not later than the 5th day following the receipt of the Tax Ruling.

ARTICLE VI

CONDITIONS TO CLOSING; DELIVERIES

Section 6.1 Conditions to Obligations of the Company.

Section 6.1.1 Closing Deliverables. The obligation of the Company to effect the Share Exchange shall be subject to the delivery at or prior to the Closing of the following documents (the “LipoVation Documents), unless waived by the Company:

(a) delivery to the Company copies of all resolutions and/or consents and actions adopted by or on behalf of the board of directors of LipoVation evidencing approval of this Agreement and the Share Exchange contemplated hereunder;

(b) if any of the LipoVation Shareholders appointed any person, by power of attorney or equivalent, to execute this Agreement or any other agreement, document, instrument or certificate contemplated by this agreement on its behalf, delivery to the Company, a valid and binding power of attorney or equivalent appointing such person from such LipoVation Shareholder;

(c) delivery to the Company excerpts of LipoVation’s share register, filled in as required by this Agreement and share transfer deeds covering the LipoVation Shares held by each LipoVation Shareholder;

(d) delivery to the Company certified copies of the Tax Ruling authorized by the Israel Tax Authority in respect of the tax treatment to be accorded following the Share Exchange;

(e) delivery to the Company evidence of approval by the Israel Innovation Authority of the transactions contemplated by this Agreement;

(f) LipoVation will have delivered to the Company the LipoVation Financial Statements, which financial statements will include audited financial statements for the fiscal years ended December 31, 2023 and 2022, prepared in accordance with U.S. GAAP and audited by an independent auditor registered with the Public Company Accounting Oversight Board in the United States, and auditor reviewed financial statements through the fiscal quarter completed prior to the Closing Date. The parties acknowledge that if prior to the Closing or following the Closing, the Company will become a company that is subject to the reporting requirements under the 1934 Act, it will be required to file with the SEC the LipoVation Financial Statements, together with a pro forma RVRC financial statements as at a recent date, together with substantial information on the operations, business, management, industry and risks of LipoVation. The LipoVation Shareholders will fully cooperate in this effort to ensure timely filing.

(g) Delivery to the Company by each LipoVation Shareholder of a certificate of Non-U.S. Shareholder or a certificate of U.S. Shareholder, as the case may be, transferring to the Company the title to the LipoVation Shares, in form and substance acceptable to the Company;

(h) delivery to the Company any other documents or instruments, each duly executed by either LipoVation or the LipoVation Shareholders, as reasonably required to give effect to the transactions contemplated hereby;

(i) Each of LipoVation and the LipoVation Shareholders shall have entered into such trust agreement with the Trustee as is required under the Tax Ruling, in form and substance as shall be concluded between LipoVation and the Trustee and shall execute any documents necessary for transfer of some or all of the Exchange Shares issued to them to the Trustee as may be required by the Tax Ruling; and

(j) duly executed general releases and waivers in a form acceptable to the Company’s counsel, from each officer and director of LipoVation, releasing each of the Company from any claims against it arising prior to the Closing.

Section 6.1.2 Conditions to Closing. The obligation of the Company to effect the Share Exchange shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless waived by RVRC:

(a) each representation, warranty and covenant of LipoVation and each of the LipoVation Shareholders is true and correct at the Closing as if made on and as of the Closing and at or prior to the Closing LipoVation shall have delivered to LipoVation a certificate to that effect signed by an officer of LipoVation;

(b) Each of LipoVation and the LipoVation Shareholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Share Exchange and at or prior to the Closing LipoVation shall have delivered to the Company a certificate to that effect signed by an officer of LipoVation;

(c) All authorizations, approvals or permits, if any, of any Governmental Authority or regulatory body that are required in connection with the lawful issuance of the RVRC Shares pursuant to this Agreement shall be obtained and effective as of the Closing;

(d) From the date of the execution of this Agreement through the Closing, there shall not have occurred any change, circumstance or event concerning LipoVation that has had or could be reasonably likely to have a Material Adverse Effect on LipoVation;

(e) LipoVation shall have adopted at or prior to Closing a resolution of the LipoVation Shareholders adopting amended restated Articles of Association for LipoVation;

(f) The Tax Ruling shall have been issued by the Israeli Tax Authority;

(g) delivery to RVRC of the LipoVation Documents; and

(h) No temporary restraining order, preliminary or permanent injunction or other Judgment or Law of, or issued by, any court of competent jurisdiction or other Governmental Authority shall be in effect, in each case having the effect of making the Share Exchange illegal or otherwise prohibiting consummation of the Share Exchange or imposing, individually or in the aggregate, a burdensome condition (collectively, “Legal Restraints”) and (ii) no Governmental Authority shall have instituted any action or proceeding (which remains pending at what would otherwise be the Closing Date) before any court or other Governmental Authority of competent jurisdiction seeking to temporarily or permanently enjoin, restrain or otherwise prohibit consummation of the Share Exchange or impose a Legal Restraint.

Section 6.2. Conditions to Obligations of LipoVation and the LipoVation Shareholders.

Section 6.2.1 Closing Deliverables. The respective obligations of LipoVation and the LipoVation Shareholders to effect the Share Exchange shall be subject to the delivery at or prior to the Closing of the following documents (the “Company Documents”), unless waived by LipoVation:

(a) delivery to LipoVation of copies of all resolutions and/or consents and actions adopted by or on behalf of the board of directors of the Company evidencing approval of this Agreement and the Share Exchange contemplated hereunder;

(b) delivery to LipoVation of all certificates and other documents required by this Agreement and a certificate of an officer of LipoVation, dated as of Closing, certifying that: each covenant and obligation of RVRC under this Agreement and any applicable Law has been complied with;

(c) Subject to any requirements to the contrary resulting from the Tax Ruling, each of the LipoVation Shareholders shall have received from the Company stock certificates or, in lieu thereof, the shareholder list from the transfer agent evidencing all issued and outstanding shares of the Company in book entry form;

(d) The Company shall have entered into such trust agreement with the Trustee as is required under the Tax Ruling, in form and substance as shall be concluded between LipoVation and the Trustee and reasonably acceptable to RVRC, and shall execute any documents necessary for transfer of the LipoVation Shares issued to it to the Trustee in accordance with the Tax Ruling;

(e) delivery to LipoVation of any other documents or instruments, each duly executed by the Company or others as applicable, as reasonably required to give effect to the transactions contemplated hereby.

Section 6.2.2 Conditions to Closing. The obligation of LipoVation and the LipoVation Shareholders to effect the Share Exchange shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless waived by LipoVation and each of the LipoVation Shareholders:

(a) each representation, warranty and covenant of the Company is true and correct at the Closing as if made on and as of the Closing and at or prior to the Closing. The Company shall have delivered to LipoVation a certificate to that effect signed by an officer of the Company;

(c) From the date of the execution of this Agreement and through the Closing, there shall not have occurred any change, circumstance or event concerning the Company that has had or could be reasonably likely to have a Material Adverse Effect on the Company or as a consequence of the Share Exchange, on LipoVation; and

(d) delivery to LipoVation of the Company Documents and any other necessary documents, each duly executed by the Company, as required to give effect to the Transaction;

(e) No temporary restraining order, preliminary or permanent injunction or other judgment or Law of, or issued by, any court of competent jurisdiction or other Governmental Entity shall be in effect, in each case having the effect of making the Share Exchange illegal or otherwise prohibiting consummation of the Share Exchange or imposing, individually or in the aggregate, Legal Restraint and (ii) no Governmental Authority shall have instituted any action or proceeding (which remains pending at what would otherwise be the Closing Date) before any court or other Governmental Authority of competent jurisdiction seeking to temporarily or permanently enjoin, restrain or otherwise prohibit consummation of the Share Exchange or impose a Legal Restraint;

(f) All authorizations, approvals or permits, if any, of any Governmental Authority or regulatory body that are required in connection with this transaction and the lawful issuance of the RVRC Shares pursuant to this Agreement, including the tax ruling from the Israeli tax authorities in connection with the transaction, shall have been received shall be obtained and effective as of the Closing; and

ARTICLE VII
TERMINATION

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing contemplated hereby by:

(a) mutual agreement of the Company and LipoVation;

(b) If there has been a material breach by LipoVation or any of the LipoVation Shareholders of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of LipoVation or the LipoVation Shareholders that is not cured, to the reasonable satisfaction of the Company, within 30 days after notice of such breach is given by the Company (except that no cure period will be provided for a breach by LipoVation or the LipoVation Shareholders that by its nature cannot be cured); provided that the Company shall not be entitled to terminate the Agreement under this Section 7.1(b), if it is in breach of any material representation, warranty, covenant or agreement at such time and such breach by the Company is not the direct result of the breach by LipoVation or the LipoVation Shareholders, as the case may be, of any of material representation, warranty, covenant or agreement applicable to them;

(c) LipoVation, if there has been a material breach by the Company of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company that is not cured, to the reasonable satisfaction of LipoVation, within 30 days after notice of such breach is given by LipoVation (except that no cure period will be provided for a breach by RVRC that by its nature cannot be cured); provided that LipoVation shall not be entitled to terminate the Agreement under this Section 7.1(c), if it is in breach of any material representation, warranty, covenant or agreement at such time and such breach by LipoVation is not the direct result of the breach by the Company of any of material representation, warranty, covenant or agreement applicable to RVRC.

(d) The Company or LipoVation if (i) a court of competent jurisdiction or other Governmental Authority shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or (ii) there shall be any Law enacted, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Authority that would make consummation of such transactions illegal.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in this Section, this Agreement will be of no further force or effect, provided, however, that no termination of this Agreement will relieve any party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any obligations.

ARTICLE IX
MISCELLANEOUS PROVISIONS

Section 8.1 Non-Survival of Representations and Warranties. The representations and warranties of the parties to this Agreement shall terminate upon the Closing, and only the covenants that by their terms survive the Closing shall survive the Closing.

Section 8.2 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 8.3 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, costs or fees, including without limitation the fees and expenses of any investment banks, attorneys, accountants, or other experts or advisors retained by such party.

Section 8.4 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally, 7 days after being sent by registered or certified mail (postage prepaid, return receipt requested) or on the next business day after being transmitted by e-mail at the addresses set forth on the signature pages of this Agreement. If notice is sent to LipoVation or any of the LipoVation Shareholders, a copy must be provided to (which shall not constitute notice):

Gilad Finkelstein Law
28 HaArba’a St.

Southern tower
Tel-Aviv 6473925

gilad@finkelstein-law.com

If the notice is sent to the Company, a copy must be provided to (which shall not constitute notice)

The Crone Law Group PLLC

420 Lexington Avenue

New York, NY 10170

Email: daboudi@cronelawgroup.com

No change in any of such addresses shall be effective insofar as notices under this Section 9.4 are concerned unless notice of such change shall have been given to such other party hereto as provided in this Section 8.4.

Section 8.5 Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith, except for the NDA which shall continue to be in effect. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement.

Section 8.6 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 8.7 Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 8.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Fax and PDF copies shall be considered originals for all purposes.

Section 8.9 Convenience of Forum; Consent to Jurisdiction. The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts Tel-Aviv-Jaffa, Israel, in respect of any matter arising under this Agreement.

Section 8.10 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Israel without giving effect to the choice of law provisions thereof.

Section 8.11 Amendments and Waivers. Except as otherwise provided herein, no amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

ARTICLE X
CERTAIN DEFINITIONS

Section 9.1 Certain Defined Terms

As used in this Agreement, the following terms shall have the following meanings: “Action” has the meaning ascribed in Section 2.4.

“Closing” has the meaning ascribed in Section 6.1.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Contract” means any written or oral contract, agreement, license, sublicense, lease, sublease, sales order, purchase order, credit agreement, indenture, mortgage, note, bond or warrant (including all amendments, supplements and modifications thereto).

“Control” means (including, with correlative meanings, “controlled by” and “under common control with”), with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Encumbrance” means any lien, encumbrance, encroachment, security interest, pledge, mortgage, easement, deed of trust (or similar security instrument), option, title defect, covenant, easement, conditional, installment or contingent sale or other title retention agreement or lease in the nature thereof, hypothecation or restriction on transfer of title or voting, whether imposed by agreement, understanding, Law, equity or otherwise, except for any restrictions on transfer of securities generally arising under any applicable federal or state securities Laws.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any supranational, federal, state, provincial, local, county or municipal government, governmental, regulatory or administrative agency, department, court, commission, board, bureau or other authority or instrumentality, domestic or foreign (including any Gaming Authority).

“Exchange Shares” has the meaning ascribed in Section 1.1.

“Knowledge” means in the case of an individual, where such individual is actually aware of such fact or other matter after making reasonable inquiries regarding the relevant matter. In the case of LipoVation or the Company, as applicable means where any officer, director or senior employee of that Party has actual Knowledge or should have reasonably known of such fact or other matter .

“Law” means any law, statute, ordinance, rule, regulation, order, writ, judgment, injunction, decree or other binding directive issued, enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

“Legal Restraints” has the meaning ascribed to such term in Section 6.2.

“LipoVation Private Placement” “means the raise by LipoVation of net proceeds from the sale of LipoVation securities to qualified purchasers under one or more exemptions to the registration requirements of the Securities Act of 1933, as amended, provided that the amount of $______

“Material Adverse Effect” means with respect to each of the Company or LipoVation, any change, event, effect, claim, circumstance or matter (each, an “Effect”) that is, or could reasonably be expected to be or to become, materially adverse to: (a) the business, financial condition, assets, capitalization, Intellectual Property, operations or results of operations of the Company and/or LipoVation taken as a whole; (b) the ability of the Company and/or LipoVation to consummate timely the transactions contemplated hereby other than any Effect relating to or resulting from economic conditions in general.

“Material Contract” means any contract, (a) by which LipoVation (i) is or may become bound in respect of any of its material assets, or (ii) is or may become bound in respect of any material obligation, or (b) relates to the acquisition or limitation of any material right or interest of LipoVation.

“OTC Documents” means all of the periodic and other reports and filings made by the Company and available on the OTC Markets database.

“Organizational Documents” means (a) with respect to any person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, and bylaws, or comparable documents, (b) with respect to any person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) with respect to any person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (d) with respect to any person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents, and (e) with respect to any other person that is not an individual, its comparable organizational documents.

“Person” means and includes any domestic or foreign natural individual, partnership, corporation, limited liability company, group, association, joint stock company, trust, estate, joint venture, unincorporated organization or any other form of business or professional entity or Governmental Authority (or any department, agency or political subdivision thereof).

“Proceeding” means any claim, action, suit, investigation, arbitration or proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Exchange” has the meaning ascribed to such term in Section 1.1.

“Tax” or “Taxes” means, with respect to any Person, any U.S. federal, state, local, or foreign taxes, charges, fees, levies, imposts, duties or other assessments of a similar nature including, without limitation, any income taxes (including any tax on or based upon net income, gross income, or income as specially defined, or earnings, profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment or windfall profits taxes, alternative or add-in minimum taxes, customs duties or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax Authority on such Person.

“Tax Authority” means any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended Tax return, claim for refund or declaration of estimated Tax) required or permitted to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Tax Ruling” is defined in Section 5.3 (b).

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first above written.

LIPOVATION LTD		REVIUM RECOVERY, INC.

By:	Yoram Druker	By:	Inna Martin
Title:	CEO	Title:	CEO